EXHIBIT (a.)

Articles of Incorporation: Certificate of Designation of Class Y and Class S

of Sit Tax-Free Income Fund

CERTIFICATE OF DESIGNATION

OF

CLASS Y AND CLASS S

COMMON SHARES

OF

SIT MUTUAL FUNDS II, INC.

The undersigned duly elected Secretary of Sit Mutual Funds II, Inc., a Minnesota corporation (the “Fund”), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Fund on February 16, 2021.

Designation of Class Y and Class S Common Stock of

Sit Mutual Funds II, Inc.

WHEREAS, the shareholders of Sit Mutual Funds II, Inc. (the “Company”), have authorized one trillion (1,000,000,000,000) shares of common stock, $.01 par value per share, of which ten billion (10,000,000,000) shares have been designated for common shares as follows:

Series A, Sit Tax-Free Income Fund,

Series B, Sit Minnesota Tax-Free Income Fund,

Series C, no shares currently offered or outstanding,

Series D, no shares currently offered or outstanding, and

Series E, Sit Quality Income Fund (each a “Fund”).

WHEREAS, Section 5(b) of the Articles of Incorporation, as amended, of the Company provides that the Shares may be classified by the Board of Directors in one or more classes with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions as may be adopted from time to time by the Board of Directors.

WHEREAS, that of the ten billion (10,000,000,000) shares which have been authorized for Series A, Sit Tax-Free Income Fund, 33,957,040 shares have been issued and are outstanding as of January 31, 2021, and together with any shares issued prior to the issuance of a Class Y share shall be referred to herein as “Tax-Free Income Fund Outstanding Shares.”

WHEREAS, that of the ten billion (10,000,000,000) shares which have been authorized for Series B, Sit Minnesota Tax-Free Income Fund, 63,124,892 shares have been issued and are outstanding as of January 31, 2021, and together with any shares issued prior to the issuance of any other class of shares shall be referred to herein as “Minnesota Tax-Free Income Fund Outstanding Shares.”

WHEREAS, that of the ten billion (10,000,000,000) shares which have been authorized for Series E, Sit Quality Income Fund, 10,589,161 shares have been issued and are outstanding as of January 31, 2021, and together with any shares issued prior to the issuance of any other class of shares shall be referred to herein as “Quality Income Fund Outstanding Shares.”

NOW THEREFORE, BE IT RESOLVED, of the ten billion (10,000,000,000) shares which have been authorized for Series A, Sit Tax-Free Income Fund, One billion (1,000,000,000) Shares shall be designated Class Y Shares, and one billion (1,000,000,000) Shares shall be designated Class S Shares, and Tax-Free Income Fund Outstanding Shares shall be designated Class S Shares.

BE IT FURTHER RESOLVED, of the ten billion (10,000,000,000) shares which have been authorized for Series B, Minnesota Tax-Free Income Fund, one billion (1,000,000,000) Shares shall be designated Class S Shares, and Minnesota Tax-Free Income Fund Outstanding Shares shall be designated Class S Shares.

BE IT FURTHER RESOLVED, of the ten billion (10,000,000,000) shares which have been authorized for Series E, Sit Quality Income Fund, one billion (1,000,000,000) Shares shall be designated Class S Shares, and Quality Income Fund Outstanding Shares shall be designated Class S Shares.

BE IT FURTHER RESOLVED, that the Class Y and Class S Common Shares designated by these resolutions for Series A, Sit Tax-Free Income Fund shall have the relative rights and preferences set forth in Articles 5, 6 and 7 of the Articles of Incorporation of the Company. As provided in Article 5(b) of such Articles of Incorporation, any Class of Common Shares designated by these resolutions may be subject to such charges and expenses (including by way of example, but not by way of limitation, such front-end and deferred sales changes as may be permitted under the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules of the Financial Industry Regulatory Authority, and expenses under Rule 12b-1 plans, administration plans, service plans, or other plans or arrangements, however designated) as may be adopted from time to time by the Board of Directors of the Company in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Class, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidations of, such Class.

BE IT FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to file with the Secretary of State of the State of Minnesota, a Certificate of Designation setting forth the relative rights and preferences of Class Y and Class S thereof, as required by Section 302A.401, Subd. 3(b) of the Minnesota Statutes.

BE IT FURTHER RESOLVED, that there is hereby authorized the issuance of the entire authorized amount of each of said Class Y and Class S, provided such Shares shall be issued at a price no less than their net asset value per share.

BE IT FURTHER RESOLVED, that upon receipt of the issuance price for the shares authorized to be issued hereinabove, either in connection with the original issue of the shares or the issue following the redemption of such shares by a Fund (and after filing with the Secretary of State of the State of Minnesota pursuant to Section 302A.401, Subd. 3(b) of the Minnesota Statutes the aforementioned Certificate of Designation) the officers of the Company are hereby authorized and directed to issue certificates representing shares (or confirm purchases to investors and credit such purchases to their accounts) of the Class Y and Class S Common Shares of the Fund as applicable, and such Shares are hereby declared to be validly and legally issued, fully paid and nonassessable.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Fund this 18th day of March, 2021.

/s/ Paul E. Rasmussen
Paul E. Rasmussen
Secretary of Sit Mutual Funds II, Inc.

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